EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) shall be effective as of August 16, 2025 by and between Richard Straube, M.D., M.Sc. (“Consultant”), having a residential address at 2207 Milford Warren Glen Road, Bloomsbury, NJ 08804, and Soligenix Inc., a Delaware corporation (“Company”).

Now, therefore, Consultant and Company agree as follows:

1.Engagement.  Company hereby engages Consultant and Consultant accepts engagement to serve as Consulting Chief Medical Officer with a focus on medical oversight of topical hypericin clinical programs (the “Services).

2.Term.  Consultant shall provide Services to Company pursuant to this Agreement for a term commencing on August 16, 2025 and ending on August 15, 2026.  The parties may agree to extend the term of the agreement in three-month increments as long as agreement from both parties is provided in writing and approved by Company’s President and Chief Executive Officer.

3.Place of Work.  Consultant shall render Services as requested by Company as appropriate for the performance of particular Services. No travel is required/anticipated.  Consultant will report to the President and Chief Executive Officer, with regular interactions being maintained via the VP, Project Management & Regulatory Affairs.

4.Time.  Consultant will work for the Company no more than 10 hours per month.

5.Work Product. Consultant is expected to provide documented evidence of interactions (e.g., email) as well as attend relevant meetings such as study Principal Investigator and/or Data Monitoring Committee meetings (known as the work product) associated with the HPN-CTCL-03-EUR study and/or any other Soligenix-sponsored study where work may be requested and agreed to separately in writing. All work product produced will be the sole property of the Company.

6.Compensation, Incentive Payment and Expense Reimbursement. In consideration of the Services to be rendered hereunder, the Company agrees to pay Consultant at a rate of $1,000.00/hour (up to $10,000.00 per month in arrears). Invoice will be automatically generated by the Company with payment automatically processed.  Company shall also reimburse Consultant for all necessary expenses related to the consulting engagement.  Payment of any amounts due to Consultant under this paragraph will be paid as soon as practicable following the end of the month in which the applicable services are performed but no later than 30 days after the date of invoice. Invoices should be submitted via email to accounting@soligenix.com.

7.Confidentiality.

(a)During the term of this Agreement, and thereafter for a period of five (5) years, Consultant shall not, without the prior written consent of Company, use for any purpose other than for the benefit of the Company or disclose to anyone any Confidential Information.  By way of illustration, but not limitation, Confidential Information is related to the Company and to compounds now or hereafter included in the Company’s portfolio including, but not limited to orBec®, OrbeShield®, SGX201, RiVax®, ThermoVax®, SGX203, HyBryte™ (SGX301), SGX302, SGX945, SGX942, beclomethasone dipropionate, hypericin or dusquetide and shall include all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, financial information, and other information.

Confidential Information shall not include any information that can be established by competent evidence:

(i)is already in Consultant’s possession or control prior to the date of disclosure (provided that if such information is known by Consultant to be subject to another confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Company, nothing in this Agreement shall abrogate such other agreement or obligation);

(ii)was or becomes generally available to the public other than as a result of a disclosure by Consultant by reason of any default with respect to a confidentiality obligation under this Agreement or otherwise between the parties; or

(iii)becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not prohibited by a confidentiality agreement with or other contractual, legal or fiduciary obligation of nondisclosure to the Company.

8.Representations, Warranties and Covenants of Consultant.  Consultant hereby represents, warrants and covenants that:

(a) Consultant is presently under no contractual or other restriction or obligation which is inconsistent with Consultant’s execution of this Agreement or the performance of the Services, and during the term of this Agreement, Consultant shall not enter into any agreement, either written or oral, in conflict with this Agreement.

(b)Consultant shall be responsible for ensuring that any consulting agreement Consultant enters into with a for-profit entity (including, without limitation, this Agreement) is not in conflict with the patent, consulting or other policies of any person and institution by which Consultant is bound.  Consultant represents and warrants that Consultant has determined that this Agreement complies with all such policies, if any.

(c)Consultant shall not perform any Services for the Company using any other institutions’ facilities, funds or resources or in any manner which could result in claims by any such institution of rights in any Inventions (as such term is hereinafter defined) without the express prior written agreement of Company and such Institution.

9.Indemnification.  Consultant shall at all times during the term of this Agreement and thereafter defend, indemnify and hold Company and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs, and expenses, including but not limited to court costs and reasonable attorneys’ fees, incurred in connection with any third party claim arising out of or related to Consultant’s Services, except to the extent caused by or based upon (i) the negligence of  Company or any of its officers, directors, agents or employees or (ii) breach by Company of any terms of this Agreement or (iii) claims of bodily injury or property damage arising out of the use of any Company product.

Company shall at all times during the term of this Agreement and thereafter defend, indemnify and hold Consultant harmless from and against any and all claims, suits, damages, liabilities, costs, and expenses, including but not limited to court costs and reasonable attorneys’ fees, incurred in connection with any third party claim arising out of or related to Consultant’s Services except to the extent caused by or based upon (i) the fraud, gross negligence or intentional misconduct of Consultant or (ii) breach by Consultant of any terms of this Agreement.

A party seeking indemnification under this Section shall give prompt written notice of the claim to the other party and, provided that the indemnifying party is not contesting the indemnify obligation, shall permit the indemnifying party to control any litigation relating to such claim and disposition of any such claim, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this Section and the indemnifying party shall not settle or otherwise resolve any claim without prior notice to the indemnified party.  The indemnified party shall cooperate with the indemnifying party in its defense of any claim for which indemnification is being sought hereunder.

10.Title to Inventions.  (a) Consultant shall promptly disclose to the Company all improvements, inventions, formulae, processes, techniques, know-how and data conceived or reduced to practice or learned by Consultant, either alone or jointly with others, directly or indirectly relating to or arising out of his position as consultant or which in any way result from the performance of the Services by Consultant (the “Inventions”).

(b)Company shall have sole and exclusive title to Inventions which are made, conceived, reduced to practice or generated by Consultant in connection with the Services to the extent permitted by law.

(c)All other Inventions shall be the sole property of the Company and its assignees, and Consultant hereby assigns to the Company any and all rights he may have or acquire in such Inventions.

(d)At the Company’s expense as per compensation for consultant in this Agreement, Consultant will assist the Company in every manner to obtain and, from time to time, to enforce patents on any Inventions in any and all countries and will execute all documents which the Company may desire for such purpose, together with assignments of such patents to the Company or person designated by it.  Consultant hereby designates and appoints the Company with its duly authorized officers and agents, as agents and attorneys-in-fact to act for Consultant and on its behalf to execute and file documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents on such Inventions with the same legal force and effect as if executed by Consultant.

11.Termination. Either party may terminate this Agreement upon 90 days written notice to the other party.

12.Independent Contractor.  Consultant is and throughout the term of this Agreement shall be an independent contractor and not an employee, partner or agent of the Company.  Consultant shall not be entitled to receive any benefit normally provided to Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  To the greatest extent permitted by applicable law, Company shall not be responsible for withholding income or other taxes from the payments made to Consultant.  Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

13.Tools and Supplies.  Unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant’s services hereunder at the Consultant’s home or office.

14.Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to any conflict or law principles of such State.

15.Headings.  The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

16.Final Agreement.  This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral.  This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

17.Notices.  Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

If to Consultant:

Richard Straube, M.D., M.Sc.

Address: 2207 Milford Warren Glen Road

Bloomsbury, NJ 08804

Phone: 908-235-1146

Email: straube@enter.net

Tax ID: ###-##-####

If to Company:

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, NJ 08540

Tel:	(609) 538-8200
Fax:	(609) 452-6467
Email:	arumage@soligenix.com

Attn: Adam Rumage, VP Regulatory Affairs and Project Management

18.Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

19.Amendment.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

20.Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Consultant shall not be entitled to assign any of his rights or obligations under this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber	By:	/s/ Richard Straube
	Christopher J. Schaber, PhD		Richard Straube, M.D., M.Sc.
	President and Chief Executive Officer		Consultant